Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252868

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated March 18, 2021)

SKILLZ INC.

Up to 38,616,576 Shares of Class A Common Stock
Up to 5,016,666 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 18, 2021 (and as may be further supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K (the “Current Report”), which we have filed with the Securities and Exchange Commission on August 3, 2021. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to: (a) the issuance by us of up to an aggregate of up to 22,266,643 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 5,016,666 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the IPO (as defined below) of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 17,249,977 shares of Class A common stock that are issuable upon the exercise of 17,249,977 warrants issued in connection with the IPO (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) and (b) the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of (i) 5,016,666 Private Placement Warrants, (ii) up to 5,016,666 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 6,350,203 shares of Class A common stock held by the Sponsor and certain of its transferees (the “Sponsor Shares”) and (iv) 9,999,730 shares of Class A common stock (including 1,427,112 shares of Class A common stock issuable upon conversion of Class B common stock, par value $0.0001 per share ) that were released from escrow on March 5, 2021 based upon the achievement of certain stock price targets (the “Earnout Shares”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “SKLZ.” On August 3, 2021, the closing price of our Class A common stock was $13.61 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2021

SKILLZ INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39243	46-2682070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
PO Box 445
San Francisco, California 94104
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 762-0511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKLZ	NYSE
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	SKLZ.WS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On August 3, 2021, Skillz Inc. issued a press release announcing its preliminary financial results for the second quarter ended June 30, 2021. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. On August 3, 2021, Skillz Inc. also released a letter to stockholders relating to its results for the second quarter ended June 30, 2021. A copy of the letter is attached as Exhibit 99.2 hereto and incorporated herein by reference.

The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated August 3, 2021
99.2	Stockholder Letter, dated August 3, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLZ INC.

	By:	/s/ Charlotte Edelman
	Name:	Charlotte Edelman
	Title:	VP of Legal
Date: August 3, 2021